                                                                     Exhibit (i)

                                 Shea & Gardner
                        1800 Massachusetts Avenue, N.W.
                              Washington, DC 20036

                           Telephone: (202) 828-2000
                           Facsimile: (202) 828-2195



                                 April 15, 2002


Board of Directors
The Prudential Series Fund, Inc.
Gateway Center Three
100 Mulberry Street

Newark, NJ  07102


Ladies and Gentlemen:

     We have served as counsel to The Prudential Series Fund, Inc. (the "Fund") in connection with va rious matters relating to the registration of the Fund's securities under the Securities Act of 1933, as amended, and registration of the Fund under the Investment Company Act of 1940, as amended.

     Based on our examination of the relevant documents contained in the Fund's registration statement, and in reliance upon certain exhibits to that registration statement, and assuming that the securities were issued in accordance with the terms described in the registration statement, and that the Fund received payment for the securities, we are of the opinion that the securities are valid, legal and binding obligations of the Fund in accordance with their terms and are nonassessable.

     We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Fund's registration statement.

                              Yours truly,


                              /s/ Christopher E. Palmer
                              Christopher E. Palmer